Exhibit 10.1

June 13, 2019

Douglas W. Chambers

Dear Doug,

On behalf of U.S. Cellular, I am pleased to confirm our offer to you of the position of Senior Vice President, Chief Financial Officer and Treasurer. This position will be located in Chicago, IL and report to me. Your effective start date will be June 24, 2019.

Your annualized salary will be $380,000. This will be paid on a bi-weekly basis in the amount of $14,615.38 (subject to applicable withholdings).

You will be eligible to participate in our annual bonus program with a bonus target for 2019 of 50% of your U.S. Cellular base earnings paid during the bonus period. The actual bonus payout will be based and contingent upon the achievement of certain performance measures. Any bonus earned for 2019 is scheduled to be paid in March 2020, provided you are an associate in good standing at that time.

You will be eligible to participate in the company’s Long-Term Incentive Plan (LTIP). Assuming the LTIP continues in its current form with the same base pay multiples; your target Long-Term Incentive (LTI) value for the next annual grant (anticipated to occur in April 2020) will be 150% of base salary. This target assumes that the company and you meet certain performance targets. At this time, the target long-term incentive opportunity is provided through awards of Restricted Stock Units (RSUs) and Performance Share Units (PSUs). The Long-Term Incentive grants are subject to the approval of the Company's Long-Term Incentive Compensation Committee (LTICC) and are not guaranteed in any year. The type, mix, amount and other terms of the grant may change based on the discretion of the company and the LTICC.

To assist you with the transition to your new home, we would like to offer you relocation benefits to be available for your relocation to take place within the next 18 months. Information regarding relocation will be provided to you separately. Upon accepting this offer, you will need to sign a Repayment Agreement authorizing repayment of your relocation benefits based on the terms outlined in the Agreement should you choose to utilize this benefit.

This offer is contingent upon you signing this letter and completing the USCC Services, LLC Confidentiality/Non-Solicitation/Non-Competition Agreement. It's important that you understand and follow all terms and conditions stated in the Agreement, and we will be happy to review the details with you directly. As an associate, your employment remains at−will, meaning either you or the company can end your employment at any time, with or without notice or cause. Neither this letter nor any other oral or written representations regarding your employment may alter your at-will status or may be considered an employment contract.  The Company also reserves the right to change or terminate the compensation and benefits arrangements described herein, and any other compensation and benefits arrangements, at any time for any reason.

U.S. Cellular is a dynamic organization that is an exciting and fulfilling place to work. We take pride in providing a rewarding career for our associates and a commitment of satisfaction to our valued customers. We are very excited about you moving into your new position and anticipate a mutually rewarding working relationship.

Please read the following statement carefully, then acknowledge that you have read and approved it by providing your signature below. Return this signed letter and the completed USCC Services, LLC Confidentiality/Non-Solicitation/Non-Competition Agreement to: U.S. Cellular, 8410 West Bryn Mawr, Chicago, IL 60631, Attention: Sara Rader, Senior Director Total Rewards and HR Operations.

Yours Truly,

/s/ Steven T. Campbell
Steven T. Campbell
Executive Vice President, Chief Financial Officer and Treasurer

The provisions of the offer of employment referenced above have been read, are understood, and the offer is herewith accepted. I understand that my employment is contingent upon the completion of other requirements of the hiring process, as determined by U.S. Cellular, including the execution of the USCC Services, LLC Confidentiality/Non-Solicitation/Non-Competition Agreement.

By my signature below, I certify that I have read, fully understand and accept all terms of the foregoing.

Agreed and accepted by:	/s/ Douglas W. Chambers	Date:	June 20, 2019

Copy:    Sara Rader
Senior Director, Total Rewards and HR Operations

Enclosure:
USCC Services, LLC Confidentiality/Non-Solicitation/Non-Competition Agreement

Enclosure

USCC SERVICES, LLC
CONFIDENTIALITY/NON-SOLICITATION/NON-COMPETITION AGREEMENT

In consideration and as a condition of employment or continued employment with USCC Services, LLC, including its parents, subsidiaries and affiliates, and the predecessors, successors or assignors of any of them (hereinafter referred to as "Employer" or "Company"), Employee acknowledges and agrees as follows regarding the confidentiality of information and non-solicitation of customers and employees of Employer and its affiliates:
1.Agreement Regarding Confidentiality. During and after Employee's employment with Employer, except as required in Employee's duties to Employer, Employee agrees to hold in strict confidence and/or not use for Employee's own benefit, and not disclose to or use for the benefit of any person, firm, or corporation, without the express written authorization of Employer, any Confidential Information or Trade Secrets, as defined herein. In addition, Employee agrees to protect and maintain the privacy and security of any Personal Data obtained during the course of employment or to which Employee has access, consistent with Company policies and in accordance with all applicable federal, state and local privacy and security laws and where applicable, comply with the privacy of health and medical information covered by the Health Insurance Portability and Accountability Act of 1996. Employee will refrain from, by act or omission, placing the Company in violation of any applicable privacy or data protection law. This promise of confidentiality is in addition to any common law or statutory rights of Company to prevent disclosure of its and its affiliates' Confidential Information and/or Trade Secrets.

2.Confidential Information Defined. "Confidential Information" means any information that Employee learns or developed during the course of employment with Company that gives the Company or any of its affiliates a commercial advantage over a competitor that does not have such information and/or information that is not generally known to persons or entities outside the Company, regardless of whether it is labeled confidential. Such information includes, but is not limited to, Personal Data, proprietary processes, formulas, computer software, programs and communication systems, data, know-how, inventions, improvements, techniques, training methods, business management methods and strategies, marketing plans, forecasts, customer and supplier lists, customer and supplier contracts and contacts, personal and/or financial information of customers, books, records, accounts, data processing information or computer programs, rate structure, price and cost lists, contract expiration dates, discounts or special/non-public promotions or programs, financial information, or any other document or information which refers to or related to Employer's or any of its affiliates' businesses and affairs, which Employee acknowledges may be contained in written manuals, verbal communications, in unwritten knowledge of Employee or of other employees, and/or any other tangible method of expression, including hard disk and soft disk drive mechanisms (hereinafter, along with the information described in paragraph 3 below, "trade secret" and/or "confidential" or "proprietary information"). Confidential Information also includes information of third parties for which the Company or its affiliates have accepted obligations of confidentiality. Nothing in this Agreement is intended to prohibit Employee from discussing with fellow employees, or with third parties who are not competitors of Employer, wages, hours and other terms and conditions of employment.

3.Trade Secret Defined. "Trade Secret" is information that qualifies as a trade secret under the Illinois Trade Secrets Act, 765 ILCS 1065.

4.Personal Data Defined. “Personal Data” means any information that refers or relates to an identified or identifiable individual, including but not limited to first and last name, home or other physical address, telephone number, e-mail address or other online contact information, Social Security number or similar governmental identifier, any biometric data, date of birth, consumer, health, financial, or any other information relating to an individual that is combined with any of the above.

5.Invention Assignment.

(a)Ownership Of Creations. Employee agrees that all programs, sub-routines, codes, formulas, documentation, and other inventions, discoveries, developments, improvements, ideas, copyrightable creations, works of authorship, mask works and other contributions (herein collectively referred to as "Creations"), whether or not patented or patentable, or copyrighted or copyrightable, which are in the future conceived, made, developed, created or acquired by Employee, either individually or jointly, during any employment by Employer and which relate in any manner to Employee's work for Employer, the research or business of Employer, or fields to which the business of Employer may reasonably extend (regardless of the extent developed at Employer's facilities, at Employee's home, or elsewhere), shall belong to Employer (or Employer's designee(s)), and Employee does hereby sell, assign, and transfer to Employer (or, at Employer's option, Employer's designee(s)) Employee's entire right, title and interest (worldwide) in and to the Creations and all intellectual property rights thereto.  Employee agrees to keep complete records of such Creations.

(b)Disclosure Of Creations; Applications. Employee agrees to promptly and fully disclose the Creations to Employer, in writing if requested by Employer, and to execute and deliver any and all lawful applications, confirmatory assignments, and other documents which Employer requests for protecting the Creations in the United States and/or any other country.  Employer or Employer's designee(s) shall have the full and sole power to prosecute such applications and to take all other action concerning the Creations, and (during and after employment) Employee will cooperate fully within a lawful manner, at the expense of Employer, in the preparation and prosecution of all such applications and in any legal actions and proceedings concerning the Creations.
(c)Presumption Of Ownership. Without diminishing in any way the rights granted to Employer above, where lawful, if a Creation is described in a patent application or is disclosed to a third party by Employee within six months after Employee leaves the employ of Employer, Employee agrees that it is to be presumed that the Creation was conceived, made, developed, acquired, or created by Employee during the period of employment by Employer, unless Employee can prove otherwise.
6.Non-Solicitation of Customers and Prospective Customers. Employee specifically acknowledges that by virtue of employment with Employer, that Employee may have substantial access to the Company's and its affiliates' confidential customer lists and/or confidential customer contacts. Employee further acknowledges that customers have regular or repeated dealings with Employer which results in systematic or frequent actions, contracts, sales, or business relations, and that Employer and its affiliates receive habitual or consecutive business from such customers. Employee also acknowledges that the customer lists and contacts are not matters of public or general knowledge, that such customer lists or customer contacts have been developed by Employer and its affiliates, at substantial cost and expense, that the customer lists and customer contacts are extremely valuable to Employer and its affiliates and that such customer lists or customer contacts could not be easily replicated. As such, Employee agrees to the following provisions restricting the solicitation of customers as follows:

(a)Non-Solicitation of Customers. During Employee’s employment and for one year following the termination of Employee's employment with Employer, regardless of the reason for the termination, Employee will not directly or indirectly provide, or solicit to provide, to any existing Employer or Employer affiliate customer (or provide any information to a third party in connection with its or their direct or indirect solicitation of said customers), with whom Employee had contact in the one year period immediately prior to termination of Employee's employment, the same or similar services or products provided by Employer or Employer’s affiliates, other than on Employer’s behalf.

(b)Non-Solicitation of Prospective Customers. During and for one year following the termination of Employee's employment with Employer, regardless of the reason for the termination, Employee will not directly or indirectly provide, or solicit to provide, to any Employer or Employer affiliate prospective customer (or provide any information to a third party in connection with its or their direct or indirect solicitation of said potential customers), with whom Employee had contact in the one year period immediately prior to termination of Employee's employment, the same or similar services or products provided by Employer or Employer's affiliates, other than on Employer's behalf. For purposes of this provision, "prospective customer" shall mean any person or entity that is the subject of an open bid or proposal at the time that Employee's employment terminates.

7.Non-Solicitation of Employees. During and for one year following the termination of Employee’s employment with Employer, regardless of the reason for the termination, Employee agrees not to solicit, induce or encourage, or attempt to solicit, induce or encourage, other than on the Employer's behalf, any employee of Employer or its affiliates to leave the employment of Employer or its affiliate or breach his/her employment duties.

8.Non-Compete. During and for one year after Employee’s employment with Employer, Employee shall not work for any entity which is a wireless service carrier that operates in any market within the continental United States in which the Company operates. For purposes of the foregoing, “wireless carrier” includes any wireless carrier holding a license granted by the Federal Communications Commission, as well as any reseller or MVNO. “Work for” includes, whether paid or unpaid, as an employee, officer, director, consultant or advisor.

9.Notice to Subsequent Employer(s). Within five (5) business days of Employee’s acceptance of a position with any person or entity during and for one year after Employee’s employment with Employer, Employee agrees to give prior written notice to Employer of the name of such person or entity. In any event, Employee hereby consents to Employer contacting each such person or entity, including providing a copy of this Agreement to each such person or entity, to ensure that Employee remains in full compliance with the provisions of this Agreement.

10.Return of Materials. Employee agrees that upon Employer's request at any time, but, in no event, not later than the voluntary or involuntary termination of the employment relationship, to deliver to Employer and not keep or deliver to anyone else, at anytime, any and all records, documents, notes, memoranda, specifications, devices, electronic data, emails, computer disks, and, in general, any and all material relating to Employer's business and/or any "Confidential Information", "Trade Secrets" "Personal Data" or "Creations" as described in paragraphs 2, 3, 4 and 5 above, and shall not retain any copies thereof and further agrees not to make any summaries of, take any notes with respect to, or memorize any such information for Employee's benefit or that of any person, firm or corporation other than Employer.

11.Improper Use During Employment. Employee acknowledges that improperly using or disclosing Confidential Information, Trade Secret or Personal Data information subjects Employee to disciplinary action, up to and including termination of employment, and/or legal action, even if he or she does not actually benefit from the disclosed information.

12.Remedies. Employee hereby acknowledges and agrees that the services rendered by Employee to Employer, and the information disclosed to Employee during and by virtue of Employee’s employment, are of a special, unique and extraordinary character, and the breach of any such provisions of this Agreement will cause Employer irreparable injury and damage, and consequently Employer shall be entitled to, in addition to all other remedies available to it, injunctive and equitable relief to prevent a breach of this Agreement, or any part of it, and to secure the enforcement of this Agreement. Employer shall be entitled to collect from Employee, Employer's reasonable attorneys fees incurred in connection with: (1) Employer's enforcement of any of the provisions of this Agreement including, but not limited to, its enforcement of the forum-selection clause, and (2) any suit for damages stemming from Employee's breach of any of the provisions of this Agreement.

In addition, Employee may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and provided that such disclosure is solely for the purpose of reporting or investigating a suspected violation of the law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. Additionally, in the event Employee files a lawsuit against Employer for retaliation by the Employer against the Employee for reporting a suspected violation of law, Employee has the right to provide trade secret information to his or her attorney and use the trade secret information in the court proceeding, although Employee must file any document containing the trade secret under seal and may not disclose the trade secret, except pursuant to court order.

13.Agreement as to Reasonableness. Employee agrees and acknowledges that the provisions of this Agreement are fair and reasonable in both scope and content and are reasonably necessary for the protection of Employer’s and its affiliates' businesses. Employee further agrees and acknowledges that the provisions of this Agreement do not, and will not, unduly impair Employee's ability to earn a living after Employee's employment with Employer ends.

14.No Waiver. Employer’s waiver of a breach by Employee of any provision of this Agreement or failure to enforce any such provision with respect to Employee shall not operate or be construed as a waiver of any subsequent breach by Employee of any such provision or of any other provision, or of Employer’s right to enforce any such provision or any other provision with respect to Employee. No act or omission of Employer shall constitute a waiver of any of its rights hereunder except for a written waiver signed by the Employer.

15.Miscellaneous. This Agreement may not be assigned, or any duties delegated, in whole or in part, by Employee without the prior written consent of Employer. Employer may assign this Agreement to another entity upon written notice to Employee. This Agreement, and any written employment agreement between the Employee and the Company, constitutes the entire agreement between Employee and Employer as it relates to Employee’s employment by Employer, and supersedes any other agreement, either oral or written with the exception of any agreements concerning confidentiality, trade secrets, non-solicitation or non-competition, all of which shall remain in full force and effect, and are hereby confirmed and ratified. Employee understands and agrees that nothing in this Agreement shall be understood, argued and/or interpreted to alter Employee's status as an at-will employee whose employment may be terminated by Employer at any time, with or without cause. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

16.Controlling Law and Forum. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Illinois, without reference to principles of conflicts of laws. Each party agrees to bring any action or proceeding in connection with any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the Northern District of Illinois or the courts of the State of Illinois (the “Chosen Courts”) and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts for purposes of any such action or proceedings, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) consents to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint therein directed to Employee at Employee's last known address on file with Employer or Employer through the Senior Vice President of Human Resources at its principal place of business in Chicago, Illinois.

17.Modification and Severability. It is the intention of the parties that if, in any action before any court empowered to enforce such covenants, any term, restriction, covenant, or promise is found to be unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court. The parties agree that in the event that any part of the Agreement shall be declared invalid, it shall not affect the validity of any of the remaining terms or provisions of the Agreement. The covenants and agreements of Employee above shall survive the termination of this Agreement for any reason.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ AND UNDERSTANDS THIS AGREEMENT IN ITS ENTIRETY, HAS REVIEWED THIS AGREEMENT WITH INDIVIDUALS OF EMPLOYEE'S OWN CHOOSING, AND THAT EMPLOYEE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY, AND INTENDS TO BE BOUND THEREBY.

Accepted and Agreed:		USCC Services, LLC

Employee (signature)	By:

Printed Employee Name	Title:

Date:	Date: